Contact:	Mark Hord ViewPoint Financial Group 972-578-5000, Ext. 7440	FOR IMMEDIATE RELEASE February 22, 2007

ViewPoint Financial Group Reports
Fourth Quarter and Full Year 2006 Earnings

PLANO, Texas, February 22, 2007 -- ViewPoint Financial Group (NASDAQ: VPFG) (the "Company"), the holding company for ViewPoint Bank, announced unaudited financial results today for the three and twelve month periods ended December 31, 2006. Detailed results of the year will be available in the Company's Annual Report on Form 10-K, which will be filed in March and posted on our website, http://viewpointbank.com. Highlights for this quarter include:

  Net income of $1.9 million for the quarter ended December 31, 2006, an increase of 231.3% from the same period in 2005
  $0.08 basic and diluted earnings per share
  Total assets of $1.58 billion, an increase of 10.4% from December 31, 2005
  Total equity of $214.8 million, an increase of 112.3% from December 31, 2005
  Announced quarterly dividend of $.05 cents per share payable on February 20, 2007

"After our first year as a public company, we are pleased with our fourth quarter earnings," said Gary Base, President and Chief Executive Officer of ViewPoint Financial Group.

For the quarter ended December 31, 2006, basic and diluted earnings per share was $0.08. Our stock offering ended on September 29, 2006; therefore, earnings per share are only given for the quarter ended December 31, 2006. Our return on assets (ROA) and return on equity (ROE) increased from -0.42% and -5.61% for the quarter ended December 31, 2005, to 0.50% and 3.64%, respectively, for the quarter ended December 31, 2006. For the year ended December, 31, 2006, ROA and ROE increased to 0.65% and 6.76% from 0.19% and 2.72%, respectively, for the same period in 2005.

Results of Operations for the Quarter Ended December 31, 2006

Net income for the quarter was $1.9 million, compared to a loss of $1.5 million for the same period in 2005. The net loss for the quarter ended December 31, 2005, was due to an increase in our provision for loan losses, which was partially related to increased bankruptcy filings due to the change in bankruptcy laws occurring on October 18, 2005.

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The changes in the law made bankruptcy filings more stringent after October 18, 2005. Also, as a result of our conversion from a credit union to a bank, we changed our charge-off requirements to meet regulatory guidelines, and therefore charged off a higher number of loans in the fourth quarter of 2005. In addition to the increase in provision expense, we disposed of fixed assets in the fourth quarter of 2005 that related to our charter conversion and the closing of one of our Albertsons' branches. The increase in earnings for the quarter ended December 31, 2006, from the same period in the prior year primarily resulted from a lower provision for loan losses, higher noninterest income, and lower noninterest expense.

Provision for loan losses declined by $1.2 million, or 53.1%, for the quarter ended December 31, 2006, from the same period in 2005. The decline in the provision for loan losses was primarily attributable to a continued decrease in the amount of indirect automobile loans in our portfolio, resulting from the strategic diversification of our loan portfolio. In addition, improved underwriting standards have led to a decrease in non-performing indirect automobile loans.

Interest income increased by $3.0 million, or 17.9%, to $19.6 million for the quarter compared to $16.6 million for the same period in 2005. The increase in interest income was primarily related to increases in the interest earned on investments and interest-earning deposits at other financial institutions. This increase in interest income was offset by an increase in interest expense, which was $8.7 million for the quarter, an increase of $2.2 million, or 33.7%, from the 2005 same period. The rise in interest expense was attributable to the rising interest rate environment and the repricing of deposit accounts to higher interest rates. Because the inverted yield curve has placed pressure on earnings, we will continue to monitor the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs.

Noninterest income was $6.3 million for the quarter, an increase of $810,000, or 14.8%, from the prior period due to an increase of $1.1 million in fee income. Noninterest expense was $13.4 million for the quarter, a decline of $1.3 million, or 9.0%, from the 2005 same period. Lower compensation expense due to staffing adjustments designed to improve overall efficiency contributed to this decline, along with charter conversion expenses recognized in the last quarter of 2005 that were not repeated in the fourth quarter of 2006.

Results of Operations for the Year Ended December 31, 2006

Net income for the year ended December 31, 2006, was $9.7 million as compared to $2.7 million for the year ended December 31, 2005. An end of period income tax benefit of $3.6 million due to our change in tax status on January 1, 2006, contributed to this increase in net income. Income before the tax benefit for the year ended December 31, 2006, was $6.1 million, an increase of $3.4 million, or 125.0%, from $2.7 million for the year ended December 31, 2005. The increase in income before income tax benefit primarily resulted from a reduction in the provision for loan losses of $3.6 million, or 58.1%, due to a decline in net charge-offs of $3.1 million, as well as an overall decrease in our automobile lending portfolio.

Interest income increased by $8.3 million, or 12.9%, primarily due to increases in the average balance of collateralized mortgage obligations and mortgage-backed securities of $76.7 million and $55.6 million, respectively, and an increase in the yield on earning assets from 4.91% to 5.28%. Noninterest expense declined by $640,000, or 1.1%, primarily due to $1.1 million in charter conversion expenses recognized in 2005, compared to $101,000 of charter expenses incurred in 2006. Also, deposit processing charges declined by $292,000 due to a decline in item processing and Federal Reserve maintenance fees. Outside professional services expense increased by $1.3 million due to increases in audit, supervision, and professional consulting fees, which partially offset the decline.

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These amounts were offset by an increase in interest expense of $8.0 million, or 34.5%, which was primarily due to the rising interest rate environment and the repricing of deposit accounts to those higher interest rates. Our weighted average yield on interest-bearing liabilities was 2.71% for the year ended December 31, 2006, compared to 2.08% for the same time period in 2005. For the year ended December 31, 2006, noninterest income decreased by $1.1 million, or 4.3%, due to income of $855,000 associated with the one-time payment received from the gain on sale of membership interests in Pulse during the first and second quarter of 2005, with no such similar transaction during the 2006 period. A decrease in the gain on sale of loans also contributed to the lower noninterest income.

The Company's net interest margin declined from 3.13% at December 31, 2005, to 3.00% at December 31, 2006, as a result of the rising short-term interest rate environment (which impacts our interest-bearing liabilities), with a flatter long-term interest rate environment (which impacts our interest-earning assets).

Financial Condition as of December 31, 2006

Total assets increased by $148.6 million, or 10.4%, to $1.58 billion at December 31, 2006, from $1.43 billion at December 31, 2005. The increase was primarily a result of growth in investment securities of $192.0 million and cash and cash equivalents of $77.3 million, which was partially offset by a decrease in net loans of $106.8 million.

Our net loan portfolio decreased $106.8 million, or 9.9%, from $1.08 billion at December 31, 2005, to $968.7 million at December 31, 2006. This continued decline in the portfolio is attributable to our lending strategy to diversify our loan portfolio. We continue to emphasize the origination of residential mortgage loans and decrease originations of consumer loans, particularly indirect automobile loans. In addition, we are focused on commercial lending, primarily commercial real estate lending.

Total deposits increased by $24.1 million, or 1.9%, from $1.26 billion at December 31, 2005, to $1.28 billion at December 31, 2006. Time deposits and demand deposits increased by $110.9 million and $26.0 million, respectively, while savings and money market accounts decreased $112.7 million from December 31, 2005.

Total equity increased by $113.6 million, or 112.3%, to $214.8 million at December 31, 2006, from $101.2 million at December 31, 2005. The increase in equity was primarily due to the completion of our minority stock offering, which closed on September 29, 2006. An increase in accumulated other comprehensive income of $1.2 million associated with the unrealized gain on available for sale securities also contributed to the increase in equity. Net income for the year ended December 31, 2006, includes recognition of a tax benefit of $6.1 million recognized at the beginning of 2006 due to the Company's change in tax status, which also increased equity.

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About ViewPoint Financial Group

ViewPoint Financial Group is the holding company for ViewPoint Bank. ViewPoint Bank operates 33 branches, 16 of which are in-store locations and 3 of which are loan production offices. ViewPoint Financial Group employs 505 full-time equivalent employees.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as "expects," "believes," "should," "plans," "anticipates," "will," "potential," "could," "intend," "may," "outlook," "predict," "project," "would," "estimates," "assumes," "likely," and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company's consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company's loan and investment portfolios; changes in management's business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this release and factors set forth under Risk Factors in our Form 10-K. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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VIEWPOINT FINANCIAL GROUP AND SUBSIDIARIES
Condensed Consolidated Statements of Condition
(In thousands)

	December 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$ 202,788	$ 125,513
Certificates of deposit with other financial institutions	-	11,000
Securities available for sale, at fair value	324,523	101,860
Securities held to maturity	11,271	41,962
Loans, net of allowance of $6,507 - December 31, 2006,
$7,697 - December 31, 2005	968,664	1,075,473
Federal Home Loan Bank stock	3,724	3,958
Premises and equipment, net	42,262	44,687
Accrued interest receivable and other assets	23,460	23,609

Total Assets	$ 1,576,692	$ 1,428,062

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest-bearing demand	$ 258,233	$ 195,377
Interest-bearing demand	69,711	106,604
Savings and money market	647,706	760,442
Time	306,163	195,304
Total deposits	1,281,813	1,257,727
Federal Home Loan Bank advances	55,762	47,680
Other liabilities	24,339	21,474
Total shareholders' equity	214,778	101,181

Total Liabilities and Shareholders' Equity	$ 1,576,692	$ 1,428,062

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VIEWPOINT FINANCIAL GROUP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended -----December 31-----		Twelve Months Ended -----December 31-----
	2006	2005	2006	2005

	(unaudited)	(unaudited)	(unaudited)

Interest income	19,585	16,608	72,726	64,421
Interest expense	8,659	6,476	31,386	23,342
Net interest income	10,926	10,132	41,340	41,079
Provision for loan losses	1,085	2,315	2,565	6,120
Net interest income after provision for
loan losses	9,841	7,817	38,775	34,959

Noninterest income	6,274	5,463	23,434	24,485
Noninterest expense	13,442	14,764	56,080	56,720
Income (loss) before income tax expense	2,673	(1,484)	6,129	2,724
Income tax expense (benefit)	724	-	(3,557)	-
Net income (loss)	$ 1,949	$ (1,484)	$ 9,686	$ 2,724
Basic and diluted earnings per share[1]	$ 0.08	$ -	$ 0.08	$ -

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1Stock offering ended on September 29, 2006. Earnings per share are for September 29, 2006 to December 31, 2006 and are computed by dividing net income for the period by the weighted-average number of common shares outstanding for the period, reduced for unallocated ESOP shares.

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The following table presents quarterly market price information and cash dividends paid per share for our common stock since it began trading on the NASDAQ Global Select Market on October 3, 2006:

Market Price Range

	High	Low	Dividends Paid

2006
Quarter ended December 31, 2006	$ 17.45	$ 14.90	$ -

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Selected Financial Ratios and Other Data:[2]
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.50%	-0.42%	0.65%	0.19%
Return on equity (ratio of net income to average equity)[3]	3.64%	-5.61%	6.76%	2.72%
Net interest spread[4]	2.45%	2.67%	2.57%	2.83%
Net interest margin[5]	3.08%	3.09%	3.00%	3.13%
Noninterest income to operating revenue	24.26%	24.76%	24.37%	27.54%
Operating expenses to average total assets	3.43%	4.15%	3.75%	4.00%
Average interest-earning assets to average interest-bearing liabilities	126.03%	121.26%	119.01%	117.04%
Efficiency ratio[6]	78.16%	94.67%	86.58%	86.51%

Asset Quality Ratios:
Non-performing loans to gross loans	0.31%	0.43%	0.31%	0.43%
Allowance for loan losses to non-performing loans	215.46%	167.51%	215.46%	167.51%
Allowance for loan losses to gross loans	0.67%	0.71%	0.67%	0.71%

Capital Ratios:
Equity to total assets	13.62%	7.09%	13.62%	7.09%
Risk-based capital to risk weighted assets	22.01%	10.29%	22.01%	10.29%
Tier 1 capital to risk weighted assets	21.38%	9.57%	21.38%	9.57%
Other Data:
Number of branches (including in-store locations)	34	33	34	33
Number of in-store branches	16	18	16	18

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2With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.
3With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.
42005 return on assets and return on equity are not tax-effected because the Company was not a taxable entity in 2005.
5Net interest spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost on interest-bearing liabilities.
6Net interest margin represents net interest income as a percentage of average interest-earning assets.
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